Exhibit 99.1

CINEDIGM AGREES TO PURCHASE 29% STAKE IN LEADING CHINESE ENTERTAINMENT COMPANY STARRISE MEDIA

LOS ANGELES, December 19, 2019 (GLOBE NEWSWIRE) -- Cinedigm Corp. (NASDAQ: CIDM) today announced the Company has signed a non-binding letter of intent to buy approximately 29% of the outstanding current common shares in leading Chinese entertainment company Starrise Media Holdings Limited (Starrise) (1616. HK) from existing holders. Cinedigm and Starrise have previously agreed to distribute Chinese entertainment content in North America and to release non-Chinese entertainment content in China theatrically and on digital platforms.

Cinedigm will purchase approximately 29% of Starrise’s current common shares from two major Starrise shareholders in exchange for shares of Cinedigm’s Class A common stock. This all-stock purchase will be based on the trailing volume weighted average prices of Cinedigm and Starrise common stock over a time period to be determined by the parties to the transaction.

This proposed transaction follows the significant investment in Cinedigm by Bison Capital, a China-based investment company with a focus on the media and entertainment, healthcare and financial service industries. Founded by Mr. Peixin Xu in 2014, Bison Capital has made multiple investments in film and TV production, film distribution and entertainment-related mobile Internet services. As a result of this proposed transaction, Bison Capital and related entities will increase their investment and ownership levels in Cinedigm.

“This proposed investment will be a major transformative transaction for Cinedigm,” said Chris McGurk, Cinedigm’s Chairman and CEO. “It is a key step in our plan to become the first true North America/China studio, uniquely well positioned over the long term to distribute premium film and TV content and launch high growth streaming channels in the two biggest and most important entertainment markets in the world. It will also enhance our efforts to rapidly build our fast-growing OTT business.”

“Bison Capital is very supportive of this proposed transaction,” said Peixin Xu, Chairman of Bison Capital. “We are very committed to supporting Cinedigm as the Company executes its compelling content distribution and OTT streaming strategies in North America and China. Our increased investment in Cinedigm as a result of this transaction fully underscores our support.”

Through this proposed transaction, Cinedigm will increase its presence and leverage in both the Chinese and North American entertainment markets. These are the two biggest Film and Television markets in the world, with combined Film/TV revenues estimated to be approximately US$180 billion in 2018.

Leveraging its unique OTT and independent content distribution capabilities, Cinedigm has been working closely with Bison to develop plans and forge partnerships to release entertainment content and develop OTT channels in China while, reciprocally, releasing Chinese content and new OTT channels in North America, such as the recently launched Chinese language content channel, Bambu.

Starrise is listed on the main board of the Stock Exchange of Hong Kong Limited. In calendar year 2018, Starrise reported approximately US$139 million in total revenues. (1.) Starrise’ Film/TV business segment mainly invests in film, television and other short form content. Starrise distributes film content theatrically and to all key media platforms in China and is committed to significantly growing its investment in entertainment content for the rapidly expanding Chinese theatrical and digital marketplaces. Recent prominent film investments by Starrise include The Wandering Earth, one of the most successful Chinese films ever released, generating almost US$700 million at the box office in China in 2019 and The Grandmaster of Kung Fu, a successful internet-released action movie.

The all-stock purchase is expected to close in the first quarter of calendar 2020, subject to the completion of a definitive purchase agreement and the receipt of the approval of Cinedigm’s stockholders and other applicable regulatory approvals.

ABOUT CINEDIGM

Since inception, Cinedigm (NASDAQ: CIDM) has been a leader at the forefront of the digital transformation of content distribution. Adjusting to the rapidly transforming business needs of today’s entertainment landscape, Cinedigm remains a change-centric player focused on providing content, channels and services to the world’s largest media, technology and retail companies. Cinedigm’s Content and Networks groups provide original and aggregated programming, channels and services that entertain consumers globally across hundreds of millions of devices. For more information, visit www.cinedigm.com.

Cinedigm™ and Cinedigm Digital Cinema Corp™ are trademarks of Cinedigm Corp. www.cinedigm.com. [CIDM-G]

Safe Harbor Statement

Investors and readers are cautioned that certain statements contained in this document are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "expects," "anticipates," "intends," "plans," "could," "might," "believes," "seeks," "estimates" or similar expressions. In addition, any statements concerning completion of the transactions described in this document, future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions, which may be provided by Cinedigm's management, are also forward-looking statements as defined by the Act. Forward-looking statements are based on current expectations and projections about future events and are subject to various risks, uncertainties and assumptions about Cinedigm, its technology, economic and market factors and the industries in which Cinedigm does business, among other things. These statements are not guarantees of future performance and Cinedigm undertakes no specific obligation or intention to update these statements after the date of this release.

Notes: (1.) Calculated at an exchange rate of 6.9 Chinese Yuan to 1 US dollar

Contact

Cinedigm
Jill Newhouse Calcaterra
310-466-5135
jcalcaterra@cinedigm.com